Exhibit 7.2

June 27, 2016

Via e-mail and courier

HealthWarehouse.com, Inc.
Acting Secretary
7107 Industrial Road
Florence, Kentucky 41042
RE: Notice of Director Nominees to be Elected at 2016 Annual Meeting of Stockholders

This Notice is sent on behalf of Rx Investor Value Corporation, a Delaware corporation (“RIVC”), to provide notice of RIVC’s intent to nominate director candidates for election to the board of directors of HealthWarehouse.com, Inc., a Delaware corporation (“HEWA”), at its 2016 annual meeting of stockholders or any meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings, or continuations of any such meeting (the “Meeting”).
RIVC is submitting this Notice to HEWA pursuant to Section 1.2 of Article I of HEWA’s Amended and Restated Bylaws, as filed by HEWA with the Securities and Exchange Commission (the “Bylaws”). RIVC will nominate the four individuals set forth on Exhibit A hereto (the “Nominees”) for election to HEWA’s board of directors at the Meeting. Each Nominee has consented to serve as a director if elected, and to be named as a nominee in RIVC’s proxy statement, proxy card and other proxy materials relating to the Meeting and to serve as a director of HEWA if elected.
Attached to this Notice as Exhibit B are the written consents of each of the Nominees.
According to the most recent proxy materials of HEWA, the terms of four directors on HEWA’s board elected by holders of HEWA’s common shares expire at the 2016 annual meeting of stockholders. RIVC intends to nominate the Nominees to fill the expiring terms of these four directors. RIVC plans to conduct this business at the Meeting because an annual stockholder meeting presents the only opportunity for nominating and electing directors. RIVC has no material interest in the election of directors other than that represented by RIVC’s ownership of shares of HEWA common stock. Should the board of directors of HEWA increase the number of directors such that there are more than four directors to be elected by the holders of HEWA’s common shares at the Meeting, RIVC intends to nominate additional individuals to stand for election to the newly-created positions, as and to the extent permitted by the Bylaws and applicable law.
Please reply to this letter by email message to confirm receipt of this Notice.

Exhibit 7.2

Bylaws Information
The following information is provided pursuant to the advance notice provisions of the Bylaws.
RIVC owns 1,100 shares of common stock of HEWA as record owner. Documentary evidence is attached hereto as Exhibit C. RIVC’s address is 5027 Madison Road, Suite 200, Cincinnati, Ohio 45227. The principal business of RIVC is investment in equity securities. RIVC has two shareholders and officers, Jeffrey T. Holtmeier and Rob Smyjunas.
Jeffrey T. Holtmeier owns 19,900 shares of common stock of HEWA as record owner through GENext LLC. Holtmeier’s business address is 201 East Fifth Street Cincinnati, OH USA 45202 and his residence address is 8380 Kugler Mill Rd.
Cincinnati, OH 45243. Holtmeier is principally employed as CEO of GENext LLC.
Rob Smyjunas owns 225,300 shares of common stock of HEWA. Smyjunas’s business address is 5027 Madison Rd. Cincinnati OH 45227, and his residence address is 9064 Ridgeway Close Dr. Cincinnati, OH 45236. Smyjunas is principally employed as CEO of Vandercar Holdings.
Please see Exhibit A for the addresses and share ownership of the Nominees.
The directors and officers of RIVC may be deemed to beneficially own the shares of common stock of HEWA held by RIVC. RIVC, the directors and officers of RIVC and/or the Nominees may be deemed to be a “group” within the meaning of the Exchange Act and the rules and regulations thereunder, as a result of this Notice, and therefore each of the members of the group may be deemed to beneficially own all of the shares of common stock of HEWA held by any member of the group.
Except as otherwise may be provided in this Notice or any of the Exhibits attached hereto, none of RIVC, its affiliates, Holtmeier, Smyjunas, or the other Nominees:
•	beneficially own, directly or indirectly, any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of HEWA or with a value derived in whole or in part from the value of any class or series of shares of HEWA, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of HEWA or otherwise (a “Derivative Instrument”), or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of HEWA;

•	except for this nomination notice, have any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of HEWA;

Exhibit 7.2

•	have any short interest in any security of HEWA;

•	have any rights to dividends or other distributions on the shares of HEWA owned beneficially, directly or indirectly, that are separated or separable from the underlying shares of HEWA;

•	have any proportionate interest in shares of HEWA or Derivative Instruments held, directly, or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; or

•	is directly or indirectly entitled to any performance-related fees (other than an asset-based fee) based on any increase or decrease in the value of shares of HEWA or Derivative Instruments.
SEC Information
The following information is required by Regulation 14A of the Exchange Act, and by the Bylaws.
The only agreements, arrangements or understandings among RIVC or any other party and any of the Nominees pursuant to which the Nominees are being nominated by RIVC are reflected in the written consents attached to this Notice. No other agreements, arrangements or understandings exist between RIVC and any other party relating to the nomination of the Nominees. RIVC has engaged Thompson Hine LLP, on customary terms, to represent RIVC in connection with the nomination of the Nominees for election to HEWA’s board of directors and intends to engage a proxy solicitor, on customary terms, to assist RIVC in soliciting proxies from HEWA’s stockholders in connection with the Annual Meeting. No other agreements, arrangements or understandings exist between RIVC and any other party relating to the nomination of the Nominees.
Each of the Nominees is eligible to serve as a director of HEWA, and none has any interests that would limit his ability to fulfill his duties of office.
RIVC believes that each of the Nominees would currently qualify as an “independent” director of HEWA as defined for any and all purposes under the rules of the NASDAQ stock market for purposes of service on HEWA’s board of directors or any committee thereof.   According   to   HEWA’s   most   recent   proxy   materials,  HEWA, an                  OTCQB Market Tier listed company, follows the independence standards adopted by the NASDAQ stock market.
None of the Nominees received any compensation from HEWA during HEWA’s last completed three fiscal years or any interim period thereof.

Exhibit 7.2

The only “participants” in the solicitation contemplated by this Notice, within the meaning of Item 4 of Schedule 14A under Rule 14a-101 under the Exchange Act, are RIVC, Smyjunas and the Nominees.
RIVC is at 5027 Madison Road, Suite 200, Cincinnati, Ohio 45227. RIVC was formed to hold an investment in HEWA. The directors and officers of RIVC are Holtmeier and Smyjunas. RIVC owns 1,100 shares of common stock of HEWA. RIVC purchased 1,000 shares on 4/22/16 and 100 shares on 4/26/16.
Smyjunas is at 5027 Madison Road, Suite 200, Cincinnati, Ohio 45227. His principal occupation is a business executive and his employer is Vandercar Holdings.
Smyjunas owns 225,300 of shares of common stock of HEWA. Smyjunas purchased 97,500 shares on 2/10/16; 55,800 shares on 2/11/16; 22,000 shares on 2/29/16; 26,000 shares on 2/25/15; 6,000 shares on 3/1/16; and 18,000 shares on 3/23/16.
Please see Exhibit A for the name and business address of each Nominee, each Nominee’s present principal occupation or employment and the name, principal business and business address of any corporation or other organization in which such employment is carried on, shares of common stock of HEWA owned, and share transactions in the past two years.
Except as set forth in this Notice or in the Exhibits attached hereto, none of RIVC, Smyjunas, or any of the Nominees, or any associate of any of the foregoing persons:
•	during the past ten years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);
•	owns beneficially, directly or indirectly, or has the right to acquire, any securities of HEWA or any parent or subsidiary of HEWA;
•	owns any securities of HEWA, or any parent or subsidiary of HEWA, of record but not beneficially;
•	has purchased or sold any securities of HEWA within the past two years;
•	has incurred indebtedness for the purpose of acquiring or holding securities of HEWA;
•	is or has been a party to any contract, arrangement or understanding with respect to any securities of HEWA within the past year including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;
•	has been indebted to HEWA or any of its subsidiaries since the beginning of HEWA last fiscal year, or

Exhibit 7.2

•	has any arrangement or understanding with respect to future employment by HEWA or any of its affiliates or with respect to any future transactions to which HEWA or any of its affiliates will or may be a party.
In addition, except as set forth in this Notice or in the Exhibits attached hereto, (i) none of the corporations or organizations in which any participant has conducted  his principal occupation or employment was a parent, subsidiary or other affiliate of HEWA, (ii) none of the participants holds any position or office with HEWA or has any family relationship with any executive officer or director of HEWA or each other, and (iii) there are no material proceedings to which any participant is a party adverse to HEWA or any of its subsidiaries, or in which any participant has a material interest adverse to HEWA or any of its subsidiaries.
There is no information required to be provided in this Notice in response to the disclosure requirements of Item 401(f) or Item 404 of Regulation S-K under the Exchange Act
With respect to any disclosure item under the Bylaws, Regulation 14A under the Exchange Act or any other applicable statutory provision, with respect to this Notice, RIVC, Smyjunas, or any of the Nominees, where there is an absence of responsive information in this Notice or the Exhibits attached hereto, the absence of responsive information indicates that there is no responsive information to disclose pursuant   to the Bylaws, applicable law or otherwise.
RIVC is submitting this Notice and intends to nominate the Nominees for election to HEWA’s board of directors at the Meeting to protect and advance its investment in HEWA. None of RIVC, Smyjunas, or any of the Nominees has any interest in the nomination of the Nominees at the Meeting other than the protection and advancement of RIVC’s investment in HEWA.
As the purpose of advance notice provisions is to provide a company with fair notice of a stockholder’s proposed nominees for election to the company’s board and sufficient information about each nominee to allow the company to determine the eligibility and qualifications of such nominee, we hereby incorporate by reference into this Notice all of the information that HEWA’s board, individual members thereof and/or HEWA’s counsel, management and/or other agents currently has in their possession or control, or that may hereafter come into their possession or control, relating to the Nominees. In addition, as the fiduciary duties of HEWA’s board of directors under applicable law require it to conduct such review and investigation of the Nominees as would enable the board to properly assess the eligibility and qualifications of such Nominees, we hereby incorporate by reference into this Notice all of the information regarding the Nominees that HEWA’s board should have in their possession and/or control as of the date hereof, and any date hereafter, to have properly fulfilled its duties under applicable law.
A representative of RIVC will appear in person at the Meeting to nominate the Nominees for election to HEWA’s board of directors. The representative will request

Exhibit 7.2

the opportunity to make a statement to stockholders at the Meeting in support of the election of the Nominees.
RIVC currently intends to solicit proxies from the stockholders of HEWA in connection with the election of the Nominees to HEWA’s board of directors and to prepare and file with the Securities and Exchange Commission and distribute to stockholders of HEWA a proxy statement, proxy card and other proxy materials relating to such solicitation. RIVC intends to solicit proxies, use a proxy advisor, Holtmeier and Smyjunas, and employees of RIVC in connection therewith, and to expend such funds in connection therewith, in a manner and to the extent that is customary for contested elections involving a company registered with the Securities and Exchange Commission. RIVC will bear the costs of such solicitation. If RIVC is successful in obtaining the election of one or more of the Nominees to the board of directors of HEWA, it intends to request that HEWA reimburse the costs incurred by it in connection with such solicitation. If RIVC is successful at any time in obtaining the election of a majority of HEWA’s board of directors, it may cause HEWA to reimburse such costs. RIVC does not currently anticipate that such reimbursement would be presented to the stockholders of HEWA for a vote, but RIVC would favor such presentation for a vote if required by applicable law or if a sufficient number of stockholders of HEWA express a desire for such vote to occur.
RIVC reserves the right not to solicit proxies and/or file and distribute a proxy statement, proxy card and/or other proxy materials in the event that RIVC beneficially owns sufficient shares of HEWA’s common stock as of the record date for the Meeting to elect its Nominees without the vote of any other stockholder of HEWA and/or if such filing and/or distribution is otherwise not required under applicable law.
RIVC believes that this Notice is in proper form, and has prepared it in compliance with Delaware law and in accordance with the notice requirements of the Bylaws. RIVC also believes there are no further requirements set forth in the Bylaws and certificate of incorporation of HEWA, or under applicable law in Delaware (the state of incorporation of HEWA), for such Notice and nomination. If HEWA finds this Notice to be deficient in any matter or form, RIVC expects that HEWA will notify RIVC of any such alleged deficiency or determination with specific and detailed reasoning in writing promptly and in any event no later than seven calendar dates from HEWA’s receipt of this Notice. Upon receipt of such notice, RIVC reserves the right to either challenge or cure any alleged deficiencies. RIVC also reserves the right to take the position that this Notice is not required to be provided in order for HEWA to nominate the Nominees for election to HEWA’s board of directors at the Meeting and/or that HEWA has waived any right not to recognize the nomination of the Nominees at the Meeting or is estopped from doing so. RIVC also reserves the right to give further notice of additional business to be conducted or nominations to be made at the Meeting, to revise the Notice, or not to present the nominations so described.

Exhibit 7.2

In light of the highly qualified candidates nominated in this Notice and the significant amount of time before the Meeting, we see no lawful reason under Delaware law for these nominations not to be recognized at the Meeting.
Please be reminded of your board’s obligations—and potential liabilities—arising out of any actions that you might take in an attempt to thwart or impede the ability of HEWA’s stockholders to exercise their rights to vote, consent or otherwise take action under applicable law and HEWA’s certificate of incorporation and Bylaws with respect to the election of the Nominees to HEWA’s board of directors.

Rx Investor Value Corporation
/s/ Jeffrey T. Holtmeier
By:  Jeffrey T. Holtmeier

Exhibit 7.2

Exhibit A

Nominees
Jeffrey T. Holtmeier, 58 years old, is an entrepreneur in technology and communications, with numerous companies founded, built and successfully sold or transitioned. Mr. Holtmeier is currently the Chief Executive Officer and Founder of GENext, LLC, where Mr. Holtmeier has worked since February 2001. A holding company, GENext controls assets including companies in China, the USA and Pakistan, and is unaffiliated with HEWA. He is a principal and Chairman of Cinnova, a Pakistan-based digital media and software development company focused on leading edge web and mobile applications. He has deep boardroom experience as a result of service on the Boards of Directors of a number of U.S. and Chinese companies, both public and private is also currently a board member and a member of the audit and special committee at iSign Solutions (ISGN), where he has served in various roles since August 2011.
Business address: 201 East Fifth Street Cincinnati, OH USA 45202.
Director qualifications: Mr. Holtmeier has experience on other public company boards of directors, as an entrepreneur, and in mergers and acquisitions.
Other directorships: iSign Solutions, Inc. (OTC:ISGN)
Shareholding and dates acquired: 3,305 shares on 8/13/15; 5 shares on 8/18/15; 300 shares on 8/21/15; and 16,390 shares on 8/27/15, all through GENext LLC. Holtmeier conveyed 100 shares to RIVC on 4/26/16.
Vincent Rinaldi, 67 years old, has had a broad business career starting at Ernst and Ernst (now Ernst & Young) and Xerox before launching Information Leasing Corporation (ILC) in 1987. ILC was sold to Provident Bank which was ultimately acquired by National City and then PNC where Vince held several senior level positions including CEO of PNC Equipment Financial with $9 billion in assets.
Currently Vince is a director of Trevia Digital Health and BrightView Health and has held prior board seats with NASDAQ listed Pomeroy Computer Resources and Health Care Waste Solutions which was sold to Stericycle (NASDAQ:SRCL).
Business address: 9080 Cunningham Road, Cincinnati, OH 45243
Director qualifications: Mr. Rinaldi has experience and expertise in information technology, mergers and acquisitions, and financial analysis.
Other directorships: Pomery Computer Resources, Inc.; Health Care Waste Solutions, Inc., Trevia Digital Health, BrightView Health
Shareholding and dates acquired: none

Exhibit 7.2

Brian Ross, 58 years old, is the Principal of Mid-Market Growth Partners. Mr. Ross started the company 2014 to provide consulting services and rigorous analytical tools to assist clients achieve their strategic objectives and to improve their financial results. In 2013, Mr. Ross founded AssuredMedPay, a healthcare start-up focused upon streamlining the payment process for individual responsible claims of corporate sponsored medical plans. Previously, Mr. Ross served as President (2010- 2011) and President and CEO (2011-2012) of KnowledgeWorks, an educational non-profit that provides innovative teaching pedagogies. Prior to joining KnowledgeWorks, Mr. Ross served both as the COO and CFO as part of his 13-year- tenure at Cincinnati Bell. He is also a member of the board of Alaska Communications (NASDAQ: ALSK), where he serves on the audit committee and the chair of the compensation committee and a member of the board of Otelco, Inc. (Nasdaq: OTEL), where he serves on the audit and compensation committees. Until April 2016 and the sale of the company to Gannett, he was a member of the board of Journal Media Group, Inc. (NYSE: JMG).
Business address: 4410 Carver Woods Drive, Suite 103, Blue Ash, OH 45242
Director qualifications: Mr. Ross has experience as a financial executive and director of public companies. He is also designated a financial expert as defined by NASDAQ and securities laws.
Other directorships: Alaska Communications (NASDAQ: ALSK); Otelco, Inc. (Nasdaq: OTEL), Journal Media Group, Inc. (NYSE: JMG).
Shareholding and dates acquired: none
Dr. Stephen J. Weiss, 62 years old, graduated from the University of Manitoba School of Dentistry in 1977. He established a dental practice upon graduation at the age of twenty-three that grew to 30 employees and in the top 1% of dental practices in the city of Winnipeg, Manitoba.
In December of 1978, he began a tandem career in real estate investment and development in Scottsdale, Arizona and in 1998, with both businesses flourishing, he and his family elected to pursue the real estate business on a full time basis, establishing full time residence in Scottsdale, Arizona. Dr. Weiss’s real estate investments and developments are primarily focused in the Arizona market and secondarily in the Las Vegas market and Lafayette, Colorado. Dr. Weiss became a US citizen in July of 2003.
Dr. Weiss was also one of the founders of Prescription Drugs Canada, LLP, an online pharmacy based in Scottsdale, Arizona and Winnipeg, Manitoba to supply prescription drugs sourced in Canada at affordable prices for American residents, that was ultimately sold. Dr. Weiss’s real estate ventures include land acquisition, land syndications, residential land assembly, entitlement and sales to tract and custom homebuilders, shopping center development, office/warehouse development for condominium unit sales and rental.

Exhibit 7.2

Business address: 10405 E. McDowell Mountain Ranch Road, Suite 250, Scottsdale, AZ 85255
Director qualifications: Mr. Weiss has experience in healthcare and pharmaceutical industries, and has expertise in capital allocation and financial analysis.
Other directorships: none
Shareholding and dates acquired: 670,000 of common stock with right to purchase an additional 350,000 shares, acquired 8/15/14.

Exhibit 7.2

Exhibit B

Consents

Exhibit 7.2

June 27, 2016

Acting Secretary
HealthWarehouse.com, Inc. 7107
Industrial Rd.
Florence, KY 41042

I hereby consent to appear in proxy materials prepared and distributed by Rx Investor Value Corporation related to election to the Board of Directors of HealthWarehouse.com, Inc., and if elected will serve on the Board of Directors of HealthWarehouse.com, Inc.

/s/ Jeffrey T. Holtmeier
Jeffrey T. Holtmeier

Exhibit 7.2

June 27, 2016

Acting Secretary
HealthWarehouse.com, Inc. 7107
Industrial Rd.
Florence, KY 41042

I hereby consent to appear in proxy materials prepared and distributed by Rx Investor Value Corporation related to election to the Board of Directors of HealthWarehouse.com, Inc., and if elected will serve on the Board of Directors of HealthWarehouse.com, Inc.

/s/ Vincent Rinaldi
Vincent Rinaldi

Exhibit 7.2

June 27, 2016

Acting Secretary
HealthWarehouse.com, Inc. 7107
Industrial Rd.
Florence, KY 41042

I hereby consent to appear in proxy materials prepared and distributed by Rx Investor Value Corporation related to election to the Board of Directors of HealthWarehouse.com, Inc., and if elected will serve on the Board of Directors of HealthWarehouse.com, Inc.

/s/ Brian A. Ross
Brian A. Ross

Exhibit 7.2

June 27, 2016

Acting Secretary
HealthWarehouse.com, Inc. 7107
Industrial Rd.
Florence, KY 41042

I hereby consent to appear in proxy materials prepared and distributed by Rx Investor Value Corporation related to election to the Board of Directors of HealthWarehouse.com, Inc., and if elected will serve on the Board of Directors of HealthWarehouse.com, Inc.

/s/ Stephen S. Weiss
 Stephen S. Weiss

Exhibit 7.2

Exhibit C

Evidence of Share Ownership

[intentionally omitted]